UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
October 26, 2016
Live Nation Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32601 (Commission File No.)	20-3247759 (I.R.S. Employer Identification No.)
9348 Civic Center Drive Beverly Hills, California (Address of principal executive offices)	90210 (Zip Code)

(310) 867-7000
Registrant’s telephone number, including area code:
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On October 31, 2016, Live Nation Entertainment, Inc. (the “Company”) (i) closed its previously announced offering of $575 million in aggregate principal amount of 4.875% senior notes due 2024 (the “Senior Notes”), (ii) entered into Amendment No. 3 (“Amendment No. 3”) to its Credit Agreement entered into as of May 6, 2010, among the Company, the guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and J.P. Morgan Europe Limited, as London Agent (the “Credit Agreement”) and (iii) satisfied and discharged its 7.000% senior notes due 2020 (the “2020 Notes”), each as described in more detail below.

The Company believes these transactions enabled it to opportunistically capitalize on the positive trends within the debt markets by adding approximately $257 million in cash to the Company’s balance sheet. The Company estimates that its cash interest expense will be reduced initially by approximately $2.0 million annually as the interest rate on the Senior Notes was reduced from 7.000% to 4.875% and the interest rate on the term loan B facility was reduced from LIBOR plus 2.75% per annum subject to a LIBOR floor of 0.75% to LIBOR plus 2.5% with no LIBOR floor. After the repayment of its previously outstanding term loans under the Credit Agreement, the redemption of the 2020 Notes and payment of the related transaction fees and expenses, the Company expects to use the proceeds of its new borrowings under the Credit Agreement and the issuance of the Senior Notes for acquisitions and general corporate purposes.

The information set forth under Item 2.03 “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated into this Item 1.01 by reference.

Item 1.02    Termination of a Material Definitive Agreement.

In connection with the issuance of the Senior Notes, the Company used the net proceeds from the Senior Notes offering to satisfy and discharge all of its 2020 Notes, resulting in the termination of substantially all of its covenants and obligations under the indenture and supplemental indentures relating to the 2020 Notes (the “2020 Notes Indenture”). The Company concurrently notified the trustee under the 2020 Notes of the exercise of the Company’s optional redemption right under the 2020 Notes Indenture to redeem the 2020 Notes in full on November 30, 2016, at which time the 2020 Notes Indenture will be fully terminated.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Senior Notes Indenture

On October 31, 2016, in connection with the previously announced private offering and sale of the Senior Notes, the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, executed an indenture (the “Senior Notes Indenture”) relating to the Senior Notes.

Pursuant to the Senior Notes Indenture, the Senior Notes will bear interest at the rate of 4.875% per annum, payable on May 1 and November 1 of each year beginning on May 1, 2017. The Senior Notes will mature on November 1, 2024. Prior to November 1, 2019, the Company may redeem (i) up to 35% of the Senior Notes from the proceeds of certain equity offerings at a redemption price equal to 104.875% of the principal amount thereof on the repurchase date, together with accrued and unpaid interest to such redemption date and (ii) some or all of the Senior Notes at a price equal to 100% of the principal amount, plus any accrued and unpaid interest to the date of redemption, plus a “make-whole” premium based on a discount rate equal to the yield on a comparable U.S. Treasury Security plus 50 basis points. In addition, on or after November 1, 2019, the Company may redeem some or all of the Senior Notes at any time at the redemption prices specified in the Senior Notes Indenture, plus any accrued and unpaid interest to the date of redemption. The Company is required to offer to purchase the Senior Notes at 101% of their aggregate principal amount, plus accrued interest to the repurchase date, if it experiences specific kinds of changes in control.

The Senior Notes are the Company’s senior unsecured obligations and rank equal in right of payment with all of its existing and future senior indebtedness and senior to its future subordinated indebtedness. The Senior Notes are unconditionally guaranteed by certain of the Company’s subsidiaries. The guarantees are unsecured and rank senior to all of the existing and future subordinated indebtedness of such guarantors and rank equal in right of payment with all existing and future liabilities of such guarantors that are not so subordinated. The Senior Notes and the guarantees are effectively subordinated to the Company’s existing and future secured indebtedness (including the secured indebtedness under the Credit Agreement) to the extent of the value of the assets securing that indebtedness.

If an event of default as defined in the Senior Notes Indenture occurs and is continuing (other than specified events of bankruptcy or insolvency with respect to the Company), the trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes may declare all the outstanding Senior Notes to be due and payable immediately. If an event of default relating to specified events of bankruptcy or insolvency with respect to the Company occurs, all the outstanding Senior Notes will immediately become due and payable without any declaration or other act on the part of the trustee or any holders of the Senior Notes.

The Senior Notes Indenture contains covenants substantially similar to the indenture governing the Company’s 5.375% senior notes due 2022 and limit, among other things, the Company’s ability and the ability of the Company’s restricted subsidiaries to:

•	incur certain additional indebtedness and issue preferred stock;

•	make certain distributions, investments and other restricted payments;

•	sell certain assets;

•	agree to any restrictions on the ability of restricted subsidiaries to make payments to the Company;

•	create certain liens;

•	merge, consolidate or sell substantially all of the Company’s assets; or

•	enter into certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications and many of these covenants will not be applicable during any period of time when the Senior Notes have an investment grade rating.

Amendment No. 3 to Credit Agreement

On October 31, 2016, the Company entered into Amendment No. 3 to its Credit Agreement. Amendment No. 3 amends the Credit Agreement to provide for (i) a new $365.0 million revolving credit facility, (ii) a new five-year $190.0 million term A loan facility and (iii) a new seven-year $975.0 million term B loan facility, with the right, subject to certain conditions, to increase such facilities by an amount not to exceed an amount equal to the sum of (x) $625.0 million, (y) the aggregate principal amount of voluntary prepayments of the term B loans and permanent reductions of the revolving credit facility commitments, in each case, other than from proceeds of long-term indebtedness and (z) additional amounts so long as the senior secured leverage ratio, on a pro forma basis after giving effect to such increase, is no greater than 3.25:1.00.

The new revolving credit facility provides for borrowings of up to $365.0 million with a $150.0 million sublimit for the issuance of letters of credit, a $50.0 million sublimit for swingline borrowings, a $200.0 million sublimit for borrowings in Euros or Sterling and a $50.0 million sublimit for borrowings in one or more other approved currencies. The revolving credit facility will be available to the Company and certain foreign subsidiaries of the Company designated as borrowers.

Borrowings under the amended senior secured credit facility bear interest through maturity at a variable rate based upon, at the Company’s option, either the Eurodollar rate or the base rate (which is the highest of the (x) administrative agent’s prime rate, (y) one-half of 1.00% in excess of the greater of the federal funds effective rate and the overnight bank funding rate, and (z) 1.00% in excess of the one-month Eurodollar rate), plus in each case, an applicable margin. The applicable margin for Eurodollar rate loans for the revolving loans and the new term A loans ranges, based on the applicable net leverage ratio, from 1.75% to 2.25% per annum, and the applicable margin for base rate loans ranges, based on the applicable net leverage ratio, from 0.75% to 1.25% per annum. The applicable margin for Eurodollar rate loans for the term B loans is 2.50% per annum and the applicable margin for base rate loans is 1.50% per annum.

In addition to paying interest on outstanding principal under the credit facility, the Company will be required to pay a commitment fee at a rate of 0.50% to the lenders under the revolving credit facility in respect of the unutilized commitments. This commitment fee is subject to a step down to 0.375% when the Company’s net leverage ratio is less than or equal to 3.25:1.00. The Company will also be required to pay customary letter of credit fees, as necessary.

During the first five years after the closing date, the Company will be required to make quarterly amortization payments on the term A loan facility, at a rate ranging from 1.25% of the original principal amount in each quarter in the first year of the facility to 15% in each quarter in the last year of the facility. During the seven years after the closing date, the Company will be required to make quarterly amortization payments on the term B loan facility at a rate of 0.25% of the original principal amount thereof. The Company is also required to make mandatory prepayments of the loans under the Credit Agreement, subject to specified exceptions, from excess cash flow, and with the proceeds of asset sales, debt issuances and specified other events.

The Company’s obligations under the Credit Agreement will be guaranteed by the majority of the Company’s direct and indirect domestic subsidiaries, subject to certain exceptions, and the obligations of the foreign subsidiary borrowers, if any, will be guaranteed by the Company, the majority of the Company’s direct and indirect domestic subsidiaries and by certain of the Company’s wholly-owned foreign subsidiaries. The obligations under the Credit Agreement and the guarantees are secured by a lien on substantially all of the tangible and intangible personal property of the Company and the domestic subsidiaries that are guarantors, and by a pledge of substantially all of the shares of stock, partnership interests and limited liability company interests of the Company’s direct and indirect domestic subsidiaries and 65% of each class of capital stock of any first-tier foreign subsidiaries, subject to limited exceptions.

The Credit Agreement contains a number of covenants and restrictions that, among other things, require the Company to maintain a maximum ratio of consolidated total funded debt to consolidated EBITDA (both as defined in the Credit Agreement) that ranges from 5.50:1.00 to 4.50:1.00 with annual step downs commencing on December 31, 2017, and restrict the Company’s and its subsidiaries’ ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase its stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate. Non-compliance with one or more of the covenants and restrictions could result in the full or partial principal balance of the Credit Agreement becoming immediately due and payable.

Item 8.01     Other Events.

On October 26, 2016, the Company issued two press releases, one announcing that it had launched its offering of Senior Notes and one announcing that it had priced its offering of Senior Notes. Copies of these press releases are filed as Exhibits 99.1 and 99.2 hereto, respectively.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated October 26, 2016, titled “Live Nation Entertainment Announces Launch Of Private Notes Offering”

99.2	Press Release, dated October 26, 2016, titled “Live Nation Entertainment Announces Pricing Of Private Notes Offering”

Forward Looking Statements

Certain statements in this Current Report on Form 8-K may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. The Company wishes to caution its investors that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company’s investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. All subsequent written and oral forward-looking statements by or concerning the Company are expressly qualified in their entirety by the cautionary statements above. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Live Nation Entertainment, Inc.

/s/ Brian Capo
Name:    Brian Capo
Title:    Chief Accounting Officer

October 31, 2016